UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 3, 2013

KOSMOS ENERGY LTD.

(Exact Name of Registrant as Specified in its Charter)

Bermuda	001-35167	98-0686001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House 2 Church Street Hamilton, Bermuda		HM 11
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: +1 441 295 5950

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement

Multi-Currency Revolving Letter of Credit Facility Agreement and Charge on Cash Deposits and Account Bank Agreement

On July 3, 2013, Kosmos Energy Credit International (“KECI”) and Kosmos Energy Ltd. (the “Company”) entered into an up to $150 million multi-currency revolving letter of credit facility agreement (the “LC Facility Agreement”) with Societe Generale, London Branch, as the Original Lender, Facility Agent, Security Agent and Account Bank. On July 3, 2013, KECI entered into a Charge on Cash Deposits and Account Bank Agreement (the “Charge Agreement”) with Societe Generale, London Branch, as Security Agent. The LC Facility Agreement and the Charge Agreement are governed by English law.

Size of Facility. The size of the LC Facility Agreement is $100 million, with additional commitments up to $50 million being available if the lenders under the LC Facility Agreement at such time choose to increase their commitments or if commitments from new financial institutions are added.

Guarantee. Pursuant to and on the terms described in the LC Facility Agreement, KECI’s obligations under the LC Facility Agreement are guaranteed by the Company.

Security. Pursuant to and on the terms described in the Charge Agreement, KECI’s obligations under the LC Facility Agreement are secured by a first priority charge over certain of KECI’s bank accounts held with Societe Generale, London Branch. The LC Facility Agreement provides that KECI shall at all times maintain cash collateral in such accounts in an amount equal to at least 75% of the aggregate face value of all outstanding letters of credit under the facility, provided that upon and during the period of any breach of the financial covenants (as outlined below), such required cash collateral amount shall increase to 100%.

Availability Period. The LC Facility Agreement provides for an availability period that expires on June 3, 2016, unless earlier terminated. Subject to the satisfaction of the relevant conditions precedent, letters of credit can be issued under the LC Facility Agreement at any time during the availability period.

Interest Rates and Fees. Amounts outstanding under letters of credit issued under the LC Facility Agreement will bear interest at a rate equal to 0.5% per annum. KECI will also be required to pay security agent, facility agent and LC issuing bank fees to be agreed upon at the time any additional lenders are added to the LC Facility Agreement.

Cancellation. In addition to customary provisions requiring cancellation, KECI may voluntarily cancel any commitments available under the LC Facility Agreement, without penalty or premium, at any time in whole or in part.

Financial Covenants and Other Matters. The LC Facility Agreement requires the Company and its subsidiaries, on a consolidated basis, to maintain a net debt to EBITDAX ratio less than or equal to 3.5 to 1.0, and an EBITDAX to net interest expense ratio greater than or equal to 2.25 to 1.0, in each case as tested every six months or on a pro forma basis upon giving effect to certain specified events.

The LC Facility Agreement also contains certain restrictive covenants (in each case, subject to certain exceptions) that limit, among other things, the ability of the Company and certain of its subsidiaries to:

•                  amalgamate, consolidate, merge, demerge, reconstruct or wind-up,

•                  dispose of all or a material part of their assets, or

•                  make certain distributions or payments.

The LC Facility Agreement contains other customary representations and warranties, covenants and informational undertakings, in each case, subject to certain exceptions and conditions. The LC Facility Agreement also provides for certain customary events of default, including, among other things, payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of insolvency, judgment defaults, and repudiation or rescission of certain documents supporting the LC Facility Agreement. If such an event of default occurs, the Facility Agent is entitled to take various actions, including the cancellation of any outstanding commitments, acceleration of amounts due under the facility, requiring 100% cash collateralization of any outstanding commitments and directing the Security Agent to take permitted enforcement actions under the Charge Agreement, subject in each case to the terms of the LC Facility Agreement and the Charge Agreement.

Item 2.03             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 above and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 9, 2013

KOSMOS ENERGY LTD.

		By:	/s/ W. Greg Dunlevy
W. Greg Dunlevy
Executive Vice President and Chief Financial Officer